EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                           THREE MONTHS      THREE MONTHS      SIX MONTHS       SIX MONTHS
 COMPUTATION OF PRIMARY                       ENDED             ENDED            ENDED            ENDED
EARNINGS (LOSS) PER SHARE:                JUNE 30, 1995     JUNE 30, 1996    JUNE 30, 1995    JUNE 30, 1996
- --------------------------               ---------------   ---------------  ---------------  ---------------

Net Income (Loss) Applicable to Common
    Shareholders                             $20,521           $   677           $40,659           $ 4,575
                                             =======           =======           =======           =======

Weighted Average of Primary Shares:
    Common Stock                              44,071            46,138            43,507            45,522

Assumed Conversion of Options and Warrants     1,404             2,434             2,688             2,409
                                             -------           -------           -------           -------

                                              45,475            48,572            46,195            47,931
                                             =======           =======           =======           =======

Primary Earnings Per Share                   $   .45           $   .01           $   .88               .10
                                             =======           =======           =======           =======